Exhibit 99.1

PRESS RELEASE

07/22/14

Carlisle Companies Reports $1.15 Earnings Per Share from Continuing Operations for the Second Quarter 2014, a 16% Increase from the Prior Year

CHARLOTTE, NORTH CAROLINA, July 22, 2014 - Carlisle Companies Incorporated (NYSE:CSL) reported $859.5 million in net sales from continuing operations for the second quarter 2014, an increase of 8.4% versus the prior year.  The Company achieved organic sales growth of 8.0% during the quarter, led by double digit sales growth at Carlisle Interconnect Technologies (CIT) and strong sales growth at Carlisle Construction Materials (CCM).  The positive impact on net sales from fluctuations in foreign exchange was 0.4%.

Income from continuing operations in the second quarter 2014 rose 18% to $75.7 million, or $1.15 per diluted share.  Income growth was primarily driven by higher sales volume and savings from the Carlisle Operating System, partially offset by higher product costs at CCM and reductions in selling price.

For the six months ended June 30, 2014, net sales from continuing operations of $1.51 billion grew 6.2% over the prior year period, reflecting organic growth of 5.8% and the positive impact of fluctuations in foreign exchange of 0.4%.  Income from continuing operations for the six months ended June 30, 2014 rose 3.2% to $112.1 million, or $1.70 per diluted share.  Income from continuing operations for the prior year six month period ended June 30, 2013 includes a discrete tax benefit of $11.8 million, or $0.18 per diluted share, from the release of a deferred tax liability in connection with a tax election in a foreign jurisdiction.

All financial and percentage comparisons are made to the same quarter of the previous year, unless otherwise stated.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “We achieved solid organic sales growth of 8.0% during the quarter with each of our segments increasing sales.  We leveraged our sales growth to a 12% EBIT (earnings before interest and income taxes) improvement driven by exceptional performance at CIT.  Our EBIT margin grew 40 basis points to 14.2% for the second quarter.  CIT’s performance was again a highlight with double digit sales growth and record EBIT margin of 21.0%.  We continue to maintain a positive outlook for our sales and EBIT growth for the remainder of this year.

“At CCM, second quarter sales increased 9.2% on stronger demand for commercial roofing.  CCM’s EBIT increased 3.7%.  CCM’s EBIT was negatively impacted by lower selling price, higher product costs as well as start-up costs at our new PVC plant.  The outlook for the commercial construction market for the remainder of the year remains positive and the company is well positioned with our new capacity to handle the expected increase in demand.  High single digit sales growth is expected for the full year 2014 at CCM.

“CIT had another outstanding quarter with 11% sales growth and 53% EBIT growth, demonstrating exceptional leverage. Growth in the aerospace market remained strong during the second quarter on record demand for CIT’s IFEC (In-Flight Entertainment and Connectivity) applications and increased sales related to the Boeing 787 program.  CIT’s EBIT margin rose 570 basis points to 21.0%.  In addition to achieving high sales growth, CIT continues to deliver excellent results from the Carlisle Operating System.

“Carlisle Brake & Friction’s (CBF) sales increased 4.3% during the second quarter 2014. EBIT declined 13% due primarily to lower selling price.  With continued year-over-year order increases, as well as a growing backlog, largely attributable to our customer expansion initiatives, we are planning for improving year-over-year sales growth for the balance of the year.

“Carlisle FoodService Products (CFS) achieved sales growth of 2.1% during the second quarter and EBIT growth of 15% as CFS continues to make progress on its performance improvement initiatives.  CFS had strong growth in the healthcare market offset by lower sales in the foodservice product market.  CFS’ 2014 EBIT includes a $1.1 million gain from the sale of a recently closed facility in The Netherlands.

“Our current cash on hand is $757 million. We continue to review opportunities to use our available liquidity to maximize shareholder value by acquiring companies that fit our long-term growth and margin profiles as well as returning capital to shareholders.”

Roberts concluded by stating, “For the full year 2014, we continue to plan for high single-digit percentage sales growth and EBIT leverage from our sales growth.  CIT and CCM continue to be the primary drivers of this year’s sales growth as the outlook for the aerospace and commercial construction markets remain favorable.  Capital expenditures for the year are expected to be approximately $117 million. Our balance sheet continues to be strong and we continue to be solidly positioned to pursue our long-term growth objectives.”

Segment Results for Second Quarter 2014

Carlisle Construction Materials (CCM):  Net sales in the second quarter of 2014 of $535.6 million rose 9.2% reflecting higher demand for roofing systems and polyiso applications, partially offset by lower selling price. CCM’s EBIT margin declined 80 basis points to 15.1% in the quarter primarily due to lower selling price, higher product costs including freight and higher plant startup expense.  CCM incurred startup expenses of $1.8 million during the quarter at its new PVC manufacturing plant in Greenville, IL, as compared to plant startup expenses in the second quarter of 2013 of $1.3 million.

Carlisle Interconnect Technologies (CIT): Net sales of $162.2 million in the second quarter of 2014 rose 11.3% compared to the prior year.  Sales in CIT’s aerospace, and test and measurement markets were up 13% and 31%, respectively. Sales to the military market were relatively level and sales to the industrial market were down 4%.  CIT’s EBIT margin improved 570 basis points to a record 21.0%, primarily due to higher sales volume and savings from the Carlisle Operating System.

Carlisle Brake & Friction (CBF): Net sales in the second quarter of 2014 increased 4.3% to $97.6 million, reflecting 2.3% organic sales growth and a 2.0% positive impact on sales from fluctuations in foreign exchange rates.  CBF’s organic sales growth of 2.3% primarily reflected higher sales volume partially offset by lower selling price.  Sales into the construction and agriculture markets increased 11% and 2%, respectively. These increases were partially offset by a modest decline in sales to the mining market of 2%.  CBF’s EBIT margin during the second quarter declined 210 basis points to 11.1%, primarily due to lower selling price.  EBIT for the second quarter 2014 includes $0.4 million in restructuring costs related to the closure of its Akron, OH facility.

Carlisle FoodService Products (CFS): Net sales in the second quarter of 2014 grew 2.1% to $64.1 million.  Sales into the healthcare market increased by 13% on higher demand for equipment.  This was partially offset by 3% lower sales in the foodservice market, primarily reflecting lower international sales volume.  CFS’ EBIT margin grew 150 basis points during the second quarter of 2014 to 13.1% primarily reflecting a gain of $1.1 million from the sale of exited property in Zevenaar, Netherlands.

Cash Flow

Cash flow provided from operations of $70.4 million for the six months ended June 30, 2014 was lower than the prior year period by $49.1 million primarily due to the disposition of the Transportation Products business on December 31, 2013.  Cash flow provided by this divested business in the prior year period was concentrated in the first half of 2013 due to seasonality of the lawn and garden market.

For the second quarter 2014, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, for receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) declined to 18.0%, from 19.5% in the prior year.

Capital expenditures during the first six months 2014 were $63.9 million versus $49.4 million in the prior year. Capital expenditures in 2014 include construction commencement for CIT’s new 190,000 sq. ft. facility in Nogales, Mexico.  The Company expects full year capital expenditures will be approximately $117 million.  During the second quarter 2014, the Company received $9.7 million in settlement of the finalized working capital adjustment from the Transportation Products divestiture.

As of June 30, 2014, the Company had $757 million of cash on hand and $600 million of borrowing availability under its credit facility.

Conference Call and Webcast

The Company will discuss second quarter 2014 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website

(http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can also be found on the Carlisle website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans”, “forecast” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $2.9 billion in net sales in 2013, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:          Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions except share amounts)	2014	2013	2014	2013

Net Sales	$859.5	$792.6	$1,509.9	$1,422.2

Cost and expenses:
Cost of goods sold	634.9	585.5	1,123.3	1,062.7
Selling and administrative expenses	95.4	88.1	187.6	178.4
Research and development expenses	8.5	7.4	16.4	14.8
Other (income) expense, net	(1.6)	2.3	(2.7)	1.5

Earnings before interest and income taxes	122.3	109.3	185.3	164.8

Interest expense, net	8.0	8.6	16.0	16.9
Earnings before income taxes from continuing operations	114.3	100.7	169.3	147.9

Income tax expense	38.6	36.4	57.2	39.3
Income from continuing operations	75.7	64.3	112.1	108.6

Discontinued operations
Income (loss) before taxes	(0.1)	(86.9)	(1.2)	(72.4)
Income tax (benefit) expense	0.4	(30.8)	(0.1)	(27.2)
Income (loss) from discontinued operations	(0.5)	(56.1)	(1.1)	(45.2)
Net income	$75.2	$8.2	$111.0	$63.4

Basic earnings (loss) per share attributable to common shares(1)
Income from continuing operations	$1.17	$1.01	$1.73	$1.71
Loss from discontinued operations	(0.01)	(0.88)	(0.01)	(0.71)
Basic Earnings per share	$1.16	$0.13	$1.72	$1.00

Diluted earnings (loss) per share attributable to common shares(1)
Income from continuing operations	$1.15	$0.99	$1.70	$1.67
Loss from discontinued operations	(0.01)	(0.86)	(0.01)	(0.69)
Diluted earnings per share	$1.14	$0.13	$1.69	$0.98

Average shares outstanding - in thousands
Basic	64,100	63,409	63,990	63,343
Diluted	65,441	64,695	65,329	64,620

Dividends declared and paid	$14.6	$12.8	$28.8	$25.6
Dividends declared and paid per share	$0.22	$0.20	$0.44	$0.40

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$74.9	$63.9	$111.1	$108.1
Net income	$74.4	$8.1	$110.0	$63.1

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
In millions, except percentages	2014	2013	Amount	Percent	2014	2013	Amount	Percent

Net Sales

Carlisle Construction Materials	$535.6	$490.5	$45.1	9.2%	$883.1	$830.1	$53.0	6.4%
Carlisle Interconnect Technologies	162.2	145.7	16.5	11.3	313.1	286.9	26.2	9.1
Carlisle Brake & Friction	97.6	93.6	4.0	4.3	189.8	184.4	5.4	2.9
Carlisle FoodService Products	64.1	62.8	1.3	2.1	123.9	120.8	3.1	2.6
Total	$859.5	$792.6	$66.9	8.4%	$1,509.9	$1,422.2	$87.7	6.2%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$81.1	$78.2	$2.9	3.7%	$112.9	$114.0	$(1.1)	(1.0)%
Carlisle Interconnect Technologies	34.1	22.3	11.8	52.9	64.8	40.7	24.1	59.2
Carlisle Brake & Friction	10.8	12.4	(1.6)	(12.9)	20.0	23.4	(3.4)	(14.5)
Carlisle FoodService Products	8.4	7.3	1.1	15.1	15.4	12.4	3.0	24.2
Corporate	(12.1)	(10.9)	(1.2)	(11.0)	(27.8)	(25.7)	(2.1)	(8.2)
Total	$122.3	$109.3	$13.0	11.9%	$185.3	$164.8	$20.5	12.4%

EBIT Margins

Carlisle Construction Materials	15.1%	15.9%			12.8%	13.7%
Carlisle Interconnect Technologies	21.0	15.3			20.7	14.2
Carlisle Brake & Friction	11.1	13.2			10.5	12.7
Carlisle FoodService Products	13.1	11.6			12.4	10.3
Corporate	(1.4)	(1.4)			(1.8)	(1.8)
Total	14.2%	13.8%			12.3%	11.6%

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in millions except share amounts)	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$757.0	$754.5
Receivables, net of allowance of $3.4 in 2014 $3.3 in 2013	534.8	399.6
Inventories	329.6	298.8
Deferred income taxes	35.6	35.7
Prepaid expenses and other current assets	32.0	46.4
Total current assets	1,689.0	1,535.0

Property, plant and equipment, net of accumulated depreciation	527.6	497.2

Other assets:
Goodwill, net	858.7	858.7
Other intangible assets, net	560.7	579.8
Other long-term assets	20.9	22.3
Total other assets	1,440.3	1,460.8

TOTAL ASSETS	$3,656.9	$3,493.0

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$256.2	$187.0
Accrued expenses	157.4	172.0
Deferred revenue	17.5	17.4
Total current liabilities	431.1	376.4

Long-term liabilities:
Long-term debt	751.2	751.0
Deferred revenue	145.5	143.6
Other long-term liabilities	236.1	235.9
Total long-term liabilities	1,132.8	1,130.5

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 64,112,417 outstanding in 2014 and 63,658,777 outstanding in 2013	78.7	78.7
Additional paid-in capital	219.0	201.1
Deferred Compensation - Equity	6.5	3.0
Cost of shares in treasury - 14,299,889 shares in 2014 and 14,761,481 shares in 2013	(208.4)	(209.5)
Accumulated other comprehensive loss	(29.4)	(31.5)
Retained earnings	2,026.6	1,944.3
Total shareholders’ equity	2,093.0	1,986.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,656.9	$3,493.0

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2014	2013

Operating activities
Net income	$111.0	$63.4
Reconciliation of net income to cash flows from operating activities:
Depreciation	31.4	39.4
Amortization	18.9	20.5
Non-cash compensation, net of tax benefit	7.4	8.6
(Gain) loss on sale of property and equipment, net	(1.9)	0.9
Impairment of assets	—	100.0
Deferred taxes	1.8	(46.3)
Foreign exchange (gain) loss	0.1	(0.1)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(135.2)	(118.3)
Inventories	(30.8)	42.7
Prepaid expenses and other assets	1.4	5.7
Accounts payable	69.2	24.8
Accrued expenses and deferred revenues	(13.3)	(26.6)
Long-term liabilities	9.0	6.0
Other operating activities	1.4	(1.2)
Net cash provided by operating activities	70.4	119.5

Investing activities
Capital expenditures	(63.9)	(49.4)
Proceeds from sale of property and equipment	3.7	0.3
Proceeds from sale of businesses	9.7	—
Net cash used in investing activities	(50.5)	(49.1)

Financing activities
Net change in short-term borrowings and revolving credit lines	—	(0.1)
Dividends	(28.8)	(25.6)
Treasury shares and stock options, net	11.6	11.8
Net cash used in financing activities	(17.2)	(13.9)

Effect of exchange rate changes on cash	(0.2)	(0.8)
Change in cash and cash equivalents	2.5	55.7
Cash and cash equivalents
Beginning of period	754.5	112.5
End of period	$757.0	$168.2